EXHIBIT 10.8

1.	Employment, Frank Jakubaitis Duties and Acceptance

1.1
Company hereby employs Frank Jakubaitis for the Term (as defined in Section 2 hereof) to render exclusive and full-time services in an executive capacity as CEO and Chairman to WECOSIGN Inc and to the subsidiaries of Company engaged in the business of [ WECOSIGN Inc ] and in connection therewith to devote his best efforts to the affairs of the Company and to perform such duties as Employee shall reasonable be directed to perform by directors of the Company.

1.2
Employee hereby accepts such employment and agrees to render such services. Employee agrees to render such services at Company's offices located in the [city of Santa Ana] area, but Employee will travel on temporary trips to such other place or places as may be required from time to time to perform his duties hereunder. During the Term hereof, Employee will not render any services for others, or for Employee's own account, in the business of [specify] and will not render any services to any supplier or significant customer of Company.

2.	Term of Employment

2.1
The term of Employee's employment pursuant to this Agreement (the "Term") shall begin on the date hereof of April 28th 2009, and shall end on May 15th 2013 subject to the provisions of Article 4 of this Agreement providing for earlier termination of Employee's employment in certain circumstances.

3.	Compensation

3.1
As compensation for all services to be rendered pursuant to this Agreement to or at the request of Company, Company agrees to pay Employee a salary at the rate of  $125,000.00 per annum, plus expenses and entertainment cost. The Salary set forth hereinabove shall be payable in accordance with the regular payroll practices of the Company for executives. All payments hereunder shall be subject to the provisions of Article 4 hereof.

3.2
Company shall pay or reimburse Employee for all necessary and reasonable expenses incurred or paid by Employee in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Employee, and otherwise in accordance with Company procedures from time to time in effect.

3.1
During the Term, Employee shall be entitled to participate in any group insurance, qualified pension, hospitalization, medical health and accident, disability, or similar plan or program of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Notwithstanding anything herein to the contrary, however, Company shall have the right to amend or terminate any such plans or programs.

4.	Termination

4.1
Disability. If Employee shall be prevented from performing Employee's usual duties for a period of 3 consecutive months, or for shorter periods aggregating more than 4 months in any 12 month period by reason of physical or mental disability, total or partial, (herein referred to as "disability"), Company shall nevertheless continue to pay full salary up to and including the last day of the third consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of 4 months, but Company may at any time or times on or after such last day (but before the termination of such disability), elect to terminate this Agreement upon written notice to employee, effective on such 1st day, without further obligation or liability to Employee, except for any compensation accrued hereunder but not yet paid. If Company does not so elect, this Agreement shall remain in full force and effect, except that Company shall not be obligated to pay any compensation set forth in Article 3 hereof to Employee during the remaining period of disability.

4.2
Death. In the event of Employee's death during the Term, this Agreement shall automatically terminate, except that (a) Employee's estate shall be entitled to receive the compensation provided for hereunder to the last day of the month in which Employee's death occurs; and (b) such termination shall not affect any amounts payable as insurance or other death benefits under any plans or arrangements then in force or effect with respect to Employee.

4.3
Specified Cause. Company may at any time during the Term, by notice, terminate the employment of Employee for malfeasance, misfeasance, or nonfeasance in connection with the performance of Employee's duties, the cause to be specified in the notice of termination

Accepted By WECOSIGN Inc

/s/ Frank Jakubatis
Date : April 10th, 2009

Accepted by Employee

/s/ Frank Jakubatis
Date : April 10th, 2009

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